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                                                                   EXHIBIT 10.48

                           BAKER HUGHES INCORPORATED
                           PERFORMANCE UNIT AGREEMENT


                                      NAME
                                     GRANTEE


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
                DATE OF GRANT:

                RANK #1 OPPORTUNITY AMOUNT:                  $

                RANK #2 OPPORTUNITY AMOUNT:                  $

                EXPIRATION DATE:                             DECEMBER 31, 2004

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                            GRANT OF PERFORMANCE UNIT

         Pursuant to action taken by the Compensation Committee (the "Committee") of the Board of Directors of Baker Hughes Incorporated, a Delaware corporation (the "Company"), for the purposes of administration of the Baker Hughes Incorporated 2002 Director and Officer Long-Term Incentive Plan (the "Plan"), the above-named Grantee is hereby granted a Performance Unit to receive shares of Restricted Stock of the Company's Common Stock, $1.00 par value per share, on the terms and conditions set forth as follows:

         For the purposes of this Performance Unit Agreement, "Designated Competitors" means BJ Services Company, Halliburton Company, Schlumberger Limited, Smith International, Inc. and Weatherford International Ltd. (collectively, the "Designated Competitors"). If a Designated Competitor merges or consolidates with another company, is acquired or disposes of a significant portion of its businesses as they exist on the date hereof or experiences and extraordinary event, the Committee may, in its sole discretion, adjust the Designated Competitors to address any such change.

         If the Company is first in its total shareholder return for the two-year period ending December 31, 2004 as compared to the Designated Competitors, the Company shall issue to Grantee that number of shares of Restricted Stock that is equal to the "Rank #1 Opportunity Amount" dollar value set forth above divided by the last sale price per share of the Common Stock on the last trading day of the Common Stock in 2004, as listed in the New York Stock Exchange Composite Transactions.

         If the Company is second in its total shareholder return for the two-year period ending December 31, 2004 as compared to the Designated Competitors, the Company shall issue to Grantee that number of shares of Restricted Stock that is equal to the "Rank #2 Opportunity Amount" dollar value set forth above divided by the last sale price per share of the Common Stock on the last trading day of the Common Stock in 2004, as listed in the New York Stock Exchange Composite Transactions.

         If the Company is not first or second in its total shareholder return for the two-year period ending December 31, 2004 as compared to the Designated Competitors, this Performance Unit award shall lapse and be forfeited.

         Pursuant to Article 3 of the Plan, the Committee shall have the discretion to calculate two-year total return for the Company and each of the Designated Competitors and to determine the formula to achieve such calculations.

         Upon issuance of the Restricted Stock, the Restricted Stock shall vest on December 31, 2005, subject to your continuing in the employment of the Company through that date and subject to the terms of the Plan and this Performance Unit Agreement. You may not sell any shares of the Restricted Stock prior to December 31, 2005. You shall be entitled to any dividends or distributions made with respect to any Restricted Stock issued to you hereunder until the shares of the Restricted Stock vest, unless otherwise forfeited.


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         You agree that until the Restricted Stock vests, the Company may retain possession of any certificates representing the shares of the Restricted Stock and that such shares shall bear the following legend:

         "THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS AND LIMITATIONS CONTAINED IN THE PERFORMANCE UNIT AGREEMENT DATED JANUARY 29, 2003 (THE "AGREEMENT"), AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE AGREEMENT."

         By your acceptance of the Performance Unit granted hereby, you agree that the Performance Unit is granted under and governed by the terms of the Plan, this Performance Unit Agreement and the Terms and Conditions of Award Agreements (dated January 29, 2003).

                                   BAKER HUGHES INCORPORATED

                                   /S/ MICHAEL E. WILEY

                                   Michael E. Wiley - Chairman, President & CEO




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                            BAKER HUGHES INCORPORATED

                              TERMS AND CONDITIONS
                                       OF
                                AWARD AGREEMENTS
                               (JANUARY 29, 2003)

1. TERMINATION OF EMPLOYMENT. The following provisions will apply in the event of Grantee's termination of employment:

         1.1 Termination Generally. If Grantee's employment is terminated for any reason (other than as covered by Sections 1.2 through 1.6), or by the Company without Cause (as defined in the Plan) or by the Grantee for Good Reason (as defined in the Plan) within two years following a Change of Control (as defined in the Plan) that occurs after the Date of Grant, the Performance Unit, including any Restricted Stock issued with respect to the Performance Unit that has not vested, will wholly and completely terminate on the date of termination of employment.

         1.2 Termination for Cause. If Grantee's employment is terminated for Cause, including (without limitation) fraud, theft, embezzlement committed against the Company or any of its affiliated companies or a customer of the Company, or for conflict of interest, unethical conduct, dishonesty affecting the assets, properties or business of the Company or any of its affiliated companies, willful misconduct, or continued material dereliction of duties, if such termination of employment occurs prior to a Change of Control that occurs after the Date of Grant or after the second anniversary of a Change of Control that occurs after the Date of Grant, the Performance Unit will wholly and completely terminate on the date of termination of employment, or if such termination occurs within two years following a Change of Control that occurs after the Date of Grant, the Performance Unit will wholly and completely terminate on the date thirty days following such termination of employment.

         1.3 Termination without Cause or for Good Reason in Connection with a Change in Control. Notwithstanding any other provision of the Performance Unit Agreement to the contrary, if a Change in Control of the Company occurs, the provisions of Article 14 of the Plan shall govern; and for the purposes of those provisions, the Company's total shareholder return for the two-year period ending December 31, 2004 shall be deemed to be first as compared to the Designated Competitors.

         1.4 Divestiture of Business Unit. If the Company divests its ownership in a division of which Grantee is President (the "Unit") while the Grantee is President of the Unit, then the Performance Unit will be deemed to be fully vested on the effective date of the Divestiture (defined below) of the Unit. If and when the conditions of the Performance Unit are met for the Grantee to receive Restricted Stock, even if the conditions are met following the effective date of the Divestiture of the Unit, the Restricted Stock that the Grantee will receive shall be fully vested on the later to occur of (i) the effective date of the Divestiture and (ii) the date the Grantee is entitled to receive the shares of Restricted Stock under the Performance Unit. A "Divestiture" includes the disposition of any business unit of the Company and its subsidiaries to an entity that the Company does not consolidate in its financial statements, whether the disposition is structured as a sale or transfer of stock, a merger, a consolidation or a sale or transfer of assets, or a combination thereof, provided that a "Divestiture" shall not include a disposition that constitutes a Change in Control.

         1.5 Retirement or Disability. In the event of the retirement (such that the Grantee's age plus years of service with the Company equals or exceeds 65) that occurs after December 31, 2004, or long-term disability of the Grantee, as long-term disability is determined in the discretion of the Committee (as defined in the Plan), the Performance Unit shall immediately vest upon the Grantee's retirement or long-term disability. If and when the conditions of the Performance Unit are met for the Grantee to receive Restricted Stock, even if the conditions are met following the effective date of such retirement or disability, the Restricted Stock that the Grantee will receive shall be fully vested on the later to occur of (i) the retirement or disability date, as the case may be, and (ii) the date the Grantee is entitled to receive the shares of Restricted Stock under the Performance Unit


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         1.6 Death. Upon the death of the Grantee in active service, the
         Performance Unit shall immediately vest upon the Grantee's death. If and when the conditions of the Performance Unit are met for the Grantee to receive Restricted Stock, even if the conditions are met following the Grantee's death, the Restricted Stock that the Grantee's estate or heirs, as appropriate, will receive shall be fully vested on the later to occur of (i) the date of Grantee's death and (ii) the date the Grantee's estate or heirs, as appropriate, is entitled to receive the shares of Restricted Stock under the Performance Unit

2. PROHIBITED ACTIVITY. Notwithstanding any other provision of this Performance Unit Agreement, if Grantee engages in a "Prohibited Activity," as described below, while employed by the Company or any of its affiliates or within two years after Grantee's employment termination date, then Grantee's right to receive Restricted Stock (whether by satisfying the conditions of the Performance Unit or the vesting of the Restricted Stock), to the extent still outstanding at that time, shall immediately thereupon wholly and completely terminate. If an allegation of a Prohibited Activity by Grantee is made to the Committee, the Committee, in its discretion, may extend the restriction period on the Restricted Stock for up to two months to permit the investigation of such allegation. If it is determined that no Prohibited Activity was engaged in by Grantee, the period of restriction of the Restricted will be decreased by the amount of time of the extension. A "Prohibited Activity" shall be deemed to have occurred, as determined by the Committee in its sole and absolute discretion, if Grantee:

                  (i) divulges any non-public, confidential or proprietary information of the Company or of its past, present or future affiliates (collectively, the "Baker Hughes Group"), but excluding information that (a) becomes generally available to the public other than as a result of Grantee's public use, disclosure, or fault, or (b) becomes available to Grantee on a non-confidential basis after Grantee's employment termination date from a source other than a member of the Baker Hughes Group prior to the public use or disclosure by Grantee, provided that such source is not bound by a confidentiality agreement or otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation; or

                  (ii) directly or indirectly, consults or becomes affiliated with, conducts, participates or engages in, or becomes employed by, any business that is competitive with the business of any member of the Baker Hughes Group, wherever from time to time conducted throughout the world, including situations where Grantee solicits or participates in or assists in any way in the solicitation or recruitment, directly or indirectly, of any employees of any member of the Baker Hughes Group.

3. TAX WITHHOLDING. To the extent the sale of Restricted Stock results in taxable income to Grantee, the Company is authorized to withhold from any remuneration payable to Grantee any tax required to be withheld by reason of such taxable income, including (without limitation) shares of the Restricted Stock sufficient to satisfy the withholding obligation based on the last per share sales price of the Company's Common Stock for the trading day immediately preceding the date that the withholding obligation arises, as reported in the New York Stock Exchange Composite Transactions.

4. NONTRANSFERABILITY. The Performance Unit is not transferable by the Grantee otherwise than by will or by the laws of descent and distribution.

5. LIMIT OF LIABILITY. Under no circumstances will the Company be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan or the Company's role as Plan sponsor.

6. MISCELLANEOUS. The Performance Unit is granted under and is subject to all of the provisions of the Plan, including amendments to the Plan, if any. In the event of a conflict between these Terms and Conditions and the Plan provisions, the Plan provisions will control. Capitalized terms that are not defined herein shall have the meaning ascribed to such terms in the Plan.